Exhibit 5.1

Clark Hill 130 E. Randolph Street, Suite 3900 Chicago, Illinois 60601 T (312) 985-5900 F (312) 985-5999

June 18, 2026

HCW Biologics Inc.

2929 N Commerce Parkway

Miramar, Florida 33025

Re:	HCW Biologics Inc.
Resale Registration Statement Under Form S-1 (File No. 333-296577)

Ladies and Gentlemen:

We have acted as counsel to HCW Biologics Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (as it may be amended or supplemented, the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”).

The Registration Statement relates to the resale of: (i) 427,046 shares of Common Stock issued on May 22, 2026 pursuant to that certain Securities Purchase Agreement, dated May 21, 2026, by and among the Company and certain accredited investors (the “Purchase Agreement”) (the “Shares”); (ii) up to 2,419,929 shares of Common Stock issuable upon the exercise of pre-funded warrants issued on May 22, 2026 (the “Pre-Funded Warrants” and such shares, the “Pre-Funded Warrant Shares”); and (iii) up to 2,846,975 shares of Common Stock issuable upon the exercise of common stock purchase warrants issued on May 22, 2026 (the “May 2026 Common Warrants” and such shares, the “Common Warrant Shares” and, together with the Pre-Funded Warrant Shares, the “Warrant Shares”).

In connection with this opinion, we have examined and relied upon: (i) the Registration Statement; (ii) the prospectus included therein (the “Prospectus”); (iii) the Company’s certificate of incorporation and bylaws, each as amended and in effect on the date hereof; (iv) certain resolutions of the Company’s board of directors authorizing the entry into the Purchase Agreement, the issuance of the Shares, the Pre-Funded Warrants, the May 2026 Common Warrants and the shares issuable upon exercise thereof, and the filing of the Registration Statement; and (v) the originals or copies, certified or otherwise, identified to our satisfaction, of such records of the Company, certificates of public officials regarding the Company, officers of the Company, and such matters of law and regulation and such other documents as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

clarkhill.com

June 18, 2026

In such examination, we have assumed the following: (i) the authenticity of documents submitted to us as originals and the conformity to authentic original documents, agreements and instruments of all documents, agreements and instruments submitted to us as facsimiles or PDFs, or as certified, conformed or reproduced copies, and the genuineness of all signatures; (ii) the legal capacity and competency of all signatories and the genuineness and validity of all signatures on all documents, (iii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies; (iv) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof; and (v) the truth, accuracy and completeness of the information, factual matters, representations, warranties and covenants contained in the records, agreements (including the Transaction Agreements), documents, instruments and certificates we have reviewed. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We have further assumed that at the time of issuance and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of shares of Common Stock that the Company is authorized to issue shall have been increased in accordance with the bylaws such that a sufficient number of shares of Common Stock are authorized and available for issuance under the bylaws.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.	The Pre-Funded Warrant Shares have been duly authorized and, when issued upon proper exercise of the Pre-Funded Warrants in accordance with their terms (including payment of the applicable exercise price), will be validly issued, fully paid and nonassessable.

3.	The Common Warrant Shares have been duly authorized and, when issued upon proper exercise of the May 2026 Common Warrants in accordance with their terms (including payment of the applicable exercise price), will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Our opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We express no opinion as to the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no obligation to update or supplement this opinion to reflect any facts or circumstances that may arise after the date hereof or any changes in applicable law.

Very truly yours,

/s/ Clark Hill PLC

CLARK HILL PLC

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